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                                                                    Exhibit 99.1


(LITTELFUSE LOGO)                                                          NEWS

NEWS RELEASE                    LITTELFUSE, INC.
                                ------------------------------------------------
                                800 EAST NORTHWEST HIGHWAY DES PLAINES, IL 60016
                                ------------------------------------------------
                                (847) 824-1188 o (847) 291-0894 - FAX #
                                ------------------------------------------------


CONTACT:  PHIL FRANKLIN,
VICE PRESIDENT, OPERATIONS SUPPORT & CFO (847) 391-0566


          LITTELFUSE REPORTS INCREASED FIRST QUARTER SALES AND EARNINGS

         DES PLAINES, ILLINOIS, MAY 9, 2006 - Littelfuse, Inc. (NASDAQ/NMS:LFUS) today reported record first quarter sales and earnings that exceeded its most recent guidance for the first quarter of 2006.

First Quarter Highlights

         o Sales of $125.6 million for the first quarter of 2006 were a record for any Littelfuse first quarter. First quarter
                  2006 sales increased 10% versus the prior-year quarter and 9% compared to the fourth quarter of 2005. The sales increase was mostly driven by improvement in the electronics business across all geographies.

         o Diluted earnings per share from continuing operations were $0.39 for the first quarter of 2006 compared to earnings from continuing operations of $0.19 per diluted share for the first quarter of 2005. Excluding stock-based compensation expense and restructuring charges, diluted earnings per share from continuing operations were $0.49 for the first quarter of 2006 versus the most recent guidance of at least $0.40 and compared to $0.24 for the first quarter of 2005 (see supplemental information table for reconciliation of non-GAAP to GAAP measures).

         o The restructuring charges booked in the first quarter of 2006 relate to further downsizing of the Heinrich operations that will occur over the next 12 months. These are costs over and above those accounted for in the Heinrich purchase accounting reserves.

         o By geography, sales for the first quarter of 2006 were up 9% in the Americas, up 2% in Europe and up 19% in Asia compared to the first quarter of 2005. In constant currency, overall sales were up 13%, with the Americas up 9%, Europe up 11% and Asia up 21%.



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         o        By market, sales for the first quarter of 2006 were up 15% for electronics, flat for automotive and up 6% for electrical compared to the prior year period. In constant currency, electronics was up 18%, automotive was up 4% and electrical was up 6%.

         o Operating margin (operating income as a percent of sales) improved to 11.0% in the first quarter of 2006. Excluding stock-based compensation expense and restructuring charges, operating margin was 13.8% for the first quarter of 2006, up 630 basis points from the prior-year quarter.

         o Free cash flow (cash from operating activities minus net capital expenditures) was $9.4 million for the first quarter of 2006 compared to negative $8.6 million for the prior year quarter. This reflects significant improvements in profitability and working capital performance as well as lower capital expenditures.

         o The book-to-bill ratio for electronics for the first quarter of 2006 was 1.17 due primarily to improving order rates in North America and Europe.

         o Overall capacity utilization for electronics is currently running at approximately 85%, with capacity utilization for Teccor products at about 80%.

         o The sale of Efen closed in the first quarter of 2006. A small gain was recognized and included in discontinued operations. The purchase of Concord Semiconductor is expected to close in May 2006.

First Quarter Operating Results

           Higher sales in the Americas and Europe were driven primarily by increased demand from broadline electronic distributors, reflecting strength in the telecom and general electronics end markets. Continued positive trends in the electrical market also contributed to the Americas increase. The increase in Asia sales was due primarily to strong consumer electronics and telecom demand in Greater China and increased consumer electronics sales in Japan.

           "The bounce-back in electronic sales, coupled with continued progress on our cost reduction initiatives, resulted in strong margin expansion and earnings growth in the first quarter," said Gordon Hunter, Chief Executive Officer. "The improvement in our electronics business has been broad based, with all three regions and most of our end markets contributing. The strong book-to-bill ratio for the first quarter bodes well for continued sales growth in the second quarter, although order rates did flatten out in April."

           "As we continue to restructure our business for lower cost and improved responsiveness, the operating leverage from increasing sales is substantial," said Phil Franklin, Chief Financial Officer. "We have now exceeded our short-term operating margin target of 10% and are within sight of our longer


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term goal of 15%, although our progress may be temporarily impeded by the recent spike in commodity prices, most notably for zinc, copper and sliver. Our businesses are planning price increases to mitigate the impact of these increasing commodity costs."

Second Quarter Outlook

o Sales for the second quarter of 2006 are expected to be up 5-8% sequentially over the first quarter of 2006.

o Earnings per share for the second quarter of 2006 (including stock-based compensation expense but excluding any restructuring charges) are expected to be in the range of $0.45 to $0.50.

o The company will continue to incur restructuring charges as it further implements its low-cost manufacturing model and further streamlines its logistics network.

Share Repurchase Authorization

         On May 4, 2006, the Littelfuse board of directors authorized the company to repurchase up to 1,000,000 shares of its common stock.

Conference Call Webcast Information

         Littelfuse will host a conference call today, Tuesday, May 9, 2006, at 11:00 a.m. Eastern/ 10:00 a.m. central time to discuss the first quarter results. The call will be broadcast live over the Internet and can be accessed through the company's Web site: www.littelfuse.com. Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through June 30, 2006, and can be accessed through the Web site listed above.

About Littelfuse

         As the worldwide leader in circuit protection products and solutions with annual sales of $467.1 million in 2005, the Littelfuse portfolio is backed by industry leading technical support, design and manufacturing expertise. Littelfuse products are vital components in virtually every product that uses electrical energy, including automobiles, computers, consumer electronics, handheld devices, industrial equipment, and telecom/datacom circuits. Littelfuse offers Teccor(R), Wickmann(R) and Pudenz(R) brand circuit protection products. In addition to its Des Plaines, Illinois, world headquarters, Littelfuse has sales, distribution, manufacturing and engineering facilities in Brazil, China, England, Germany, Hong Kong, India, Ireland, Japan, Korea, Mexico, the Netherlands, the Philippines, Singapore, Taiwan and the U.S.



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For more information, please visit Littelfuse's web site at www.littelfuse.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995.

Any forward looking statements contained herein involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development and patent protection, commercialization and technological difficulties, the impact of changes in commodity prices, capacity and supply constraints or difficulties, exchange rate fluctuations, actual purchases under agreements, the effect of the company's accounting policies, labor disputes, restructuring costs in excess of expectations and other risks which may be detailed in the company's Securities and Exchange Commission filings.



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                                LITTELFUSE, INC.
                         SALES BY GEOGRAPHY AND MARKET*
                              (Dollars in millions)

                                                       FIRST QUARTER
                                      -------------------------------------------------
                                          2006              2005             % CHANGE
                                      -------------     -------------     -------------
GEOGRAPHY
Americas                              $        54.5     $        50.2               8.7%
Europe                                         27.8              27.1               2.3%
Asia Pacific                                   43.3              36.4              18.9%
                                      -------------     -------------     -------------
              TOTAL                   $       125.6     $       113.7              10.4%
                                      =============     =============     =============


                                                        FIRST QUARTER
                                      -------------------------------------------------
                                           2006             2005            % CHANGE
                                      -------------     -------------     -------------
MARKET
Electronics                           $        83.9     $        72.8              15.3%
Automotive                                     31.0              30.9               0.4%
Electrical                                     10.7              10.0               6.3%
                                      -------------     -------------     -------------
              TOTAL                   $       125.6     $       113.7              10.4%
                                      =============     =============     =============


* Certain prior year amounts have been reclassified to conform to the current year presentation. Amounts exclude Efen.



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                                LITTELFUSE, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (in thousands, except per share data, unaudited)


                                                                  For the Three Months Ended
                                                               --------------------------------
                                                               April 1, 2006      April 2, 2005
                                                               -------------      -------------
Net sales ................................................     $     125,611      $     113,757
Cost of sales ............................................            80,811             76,536
                                                               -------------      -------------
Gross profit .............................................            44,800             37,221

Selling, general and administrative
expenses .................................................            25,822             25,461
Research and development expenses ........................             4,675              4,279
Amortization of intangibles ..............................               520                631
                                                               -------------      -------------
Operating income .........................................            13,783              6,850

Interest expense .........................................               413                473
Other (income) ...........................................              (571)              (131)
                                                               -------------      -------------

Earnings from continuing operations before minority
interest and income taxes ................................            13,941              6,508

Minority interest ........................................                --                  7
                                                               -------------      -------------
Earnings from continuing operations
before income taxes ......................................            13,941              6,501

Income taxes .............................................             5,158              2,215
                                                               -------------      -------------

Earnings from continuing operations ......................             8,783              4,286

Discontinued operations (net of tax) .....................               588                153
                                                               -------------      -------------

Net Income ...............................................     $       9,371      $       4,439
                                                               =============      =============
Income per share:

Basic:
     Continuing operations ...............................              0.39               0.19
     Discontinued operations .............................              0.03               0.01
                                                               -------------      -------------
     Net income ..........................................     $        0.42      $        0.20
                                                               =============      =============
Diluted:
     Continuing operations ...............................              0.39               0.19
     Discontinued operations .............................              0.03               0.01
                                                               -------------      -------------
     Net income ..........................................     $        0.42      $        0.20
                                                               =============      =============

Weighted average shares and equivalent shares outstanding:
    Basic ................................................            22,257             22,484
                                                               =============      =============
    Diluted ..............................................            22,334             22,710
                                                               =============      =============



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                                LITTELFUSE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands, unaudited)

                                                               April 1, 2006   December 31, 2005
                                                               -------------   -----------------
ASSETS:
Cash and cash equivalents ................................     $      30,450     $      21,947
Receivables ..............................................            86,823            80,303
Inventories ..............................................            64,659            63,423
Assets held for sale (Efen) ..............................                --            17,633
Other current assets .....................................            25,407            19,863
                                                               -------------     -------------

Total current assets .....................................           207,339           203,169

Property, plant, and equipment, net ......................           125,712           125,493
Intangible assets, net ...................................            15,615            14,742
Goodwill .................................................            55,119            54,440
Investments ..............................................             5,612             5,590
Other assets .............................................             5,784               497
                                                               -------------     -------------

    Total assets .........................................     $     415,181     $     403,931
                                                               =============     =============

LIABILITIES AND SHAREHOLDERS' EQUITY:

Current liabilities excluding current portion
    of long-term debt ....................................     $      73,948     $      66,512
Liabilities held for sale (Efen) .........................                --             6,722
Current portion of long-term debt ........................            15,920            26,682
                                                               -------------     -------------

Total current liabilities ................................            89,868            99,916

Accrued post-retirement benefits .........................            21,082            19,268
Other long-term liabilities ..............................            11,163             7,537
Minority interest ........................................               143               144
Shareholders' equity .....................................           292,925           277,066
                                                               -------------     -------------

    Total liabilities and shareholders' equity ...........     $     415,181     $     403,931
                                                               =============     =============

Common shares issued and outstanding
    of 22,321,136 and 22,229,288,
    at April 1, 2006, and December 31, 2005, respectively.



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                                LITTELFUSE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands, unaudited)

                                                                    For the Three Months Ended
                                                                 --------------------------------
                                                                    April 1,           April 2,
                                                                     2006               2005
                                                                 -------------      -------------
Operating activities:
Net Income .................................................     $       9,371      $       4,439
Adjustments to reconcile net income to net
      Cash provided by operating activities:
      Depreciation .........................................             6,212              6,641
      Amortization .........................................               520                631
      Stock-based compensation .............................             1,453                 --
Changes in operating assets and liabilities:
      Accounts receivable ..................................            (3,775)            (1,527)
      Inventories ..........................................             2,836                945
      Accounts payable and accrued expenses ................            (1,923)            (7,263)
      Prepaid and other, net ...............................              (696)            (3,773)
                                                                 -------------      -------------
Net cash provided by operating activities ..................            13,998                 93

Cash provided by (used in) investing activities:
Purchases of property, plant and equipment .................            (4,603)            (8,698)
Sale of business and fixed assets ..........................             9,428                 --
Acquisitions, net of cash acquired .........................            (2,701)               (28)
                                                                 -------------      -------------
Net cash provided by (used in) investing activities ........             2,124             (8,726)

Cash provided by (used in) financing activities:
      Proceeds from long-term debt .........................             6,358             15,056
      Payments of long-term debt ...........................           (16,374)            (5,213)
      Proceeds from repayment of notes receivable,
        common stock .......................................                 7              3,521
      Proceeds from exercise of stock options ..............             1,834                461
      Purchase of treasury stock ...........................                --             (3,199)
                                                                 -------------      -------------
Net cash provided by (used in) financing activities ........            (8,175)            10,626

Effect of exchange rate changes on cash ....................               556             (1,186)
                                                                 -------------      -------------

Increase in cash and cash equivalents ......................             8,503                807

Cash and cash equivalents at beginning of period ...........            21,947             28,583
                                                                 -------------      -------------

Cash and cash equivalents at end of period .................     $      30,450      $      29,390
                                                                 =============      =============



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                                LITTELFUSE, INC.
                            SUPPLEMENTAL INFORMATION
                (in thousands, except per share data, unaudited)

                                                          For the Three Months Ended
                                                       ---------------------------------
                                                          April 1,            April 2,
                                                           2006                2005
                                                       -------------       -------------
Cost of sales ....................................     $      80,811       $      76,536
     Restructuring costs .........................              (852)             (1,150)
                                                       -------------       -------------
Adjusted cost of sales ...........................            79,959              75,386

Adjusted gross profit ............................            45,652              38,371

     % of sales ..................................              36.3%               33.7%

Selling, general and administrative
   expenses ......................................            25,822              25,461

     Restructuring costs .........................            (1,206)               (500)
     FAS123R expense .............................            (1,453)                 --
                                                       -------------       -------------
Adjusted selling, general and administrative
   expenses ......................................            23,163              24,961

Adjusted operating income ........................            17,294               8,500
     % of sales ..................................              13.8%                7.5%

Tax effect of restructuring costs and
   FAS123R .......................................             1,299                 562

Adjusted earnings from continuing
   operations ....................................            10,995               5,374

Adjusted diluted EPS from continuing
   operations ....................................     $        0.49       $        0.24



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